Exhibit 3(ii)(b)

ARTICLES OF CORRECTION OF
AMENDED ARTICLES OF INCORPORATION
OF
BALL CORPORATION

Name of Corporation:	Ball Corporation, an Indiana corporation incorporated in Indiana on December 19, 1922 (the “Corporation”).

1.           The Articles of Correction are filed to correct the Amended Articles of Incorporation of Ball Corporation, filed in the Office of the Indiana Secretary of State on April 29, 1985, as have subsequently been amended to the date hereof, including as amended by Articles of Amendment filed earlier on the date hereof (as amended, the “Amended Articles of Incorporation”).

2.           These Articles of Correction are filed to correct incorrect statements.

3.           Please find below the incorrect statements followed directly thereafter by the corrected statements.

Incorrect Statement in Article IV:

“ARTICLE IV
Principal Office and Resident Agent
The post-office address of the principal office of the Corporation is 345 South High Street, Muncie, Indiana 47305; and the name and post-office address of its Resident Agent at the time of adoption of these Amended Articles is C T Corporation System, One North Capitol Avenue, Indianapolis, Indiana 46204.”

Corrected Statement:

“ARTICLE IV
Principal Office and Registered Agent
The address of the Corporation’s principal office and the address of the Corporation’s registered office and the name of its registered agent at that office in Indiana, as of the filing date of the Corporation’s last Biennial Report filed with the Indiana Secretary of State in accordance with Indiana Code Section 23-1-53-3, are as set forth in such report.”

Incorrect Statement in Article XI (as renumbered as a result of the Articles of Amendment filed earlier on the date hereof):

“ARTICLE XI
Names and Addresses of Directors
The names and post-office addresses of the Corporation’s Board of Directors holding office at the time of adoption of these Amended Articles are as follows:

Name	Number and Street	City and State

Howard M. Dean	3600 North River Road	Franklin Park, Illinois
John W. Fisher	345 South High Street	Muncie, Indiana
Richard M. Gillett	One Vandenberg Center	Grand Rapids, Michigan
Henry C. Goodrich	1900 Fifth Avenue, North	Birmingham, Alabama
A. Malcolm McVie	3731 Bay Road, North Drive	Indianapolis, Indiana
Robert H. Mohlman	3860 East 79th Street	Indianapolis, Indiana
Alvin M. Owsley, Jr.	3000 One Shell Plaza	Houston, Texas
William L. Peterson	345 South High Street	Muncie, Indiana
Richard M. Ringoen	345 South High Street	Muncie, Indiana
Delbert C. Staley	400 Westchester Avenue	White Plains, New York
William P. Stiritz	Checkerboard Square	St. Louis, Missouri”

Corrected Statement:

“ARTICLE XI
Names and Business Addresses of Directors
The names and business addresses of the Corporation’s directors, as of the filing date of the Corporation’s last Biennial Report filed with the Indiana Secretary of State in accordance with Indiana Code Section 23-1-53-3, are as set forth in such report.”

Incorrect Statement in Article XII (as renumbered as a result of the Articles of Amendment filed earlier on the date hereof):

“ARTICLE XII
Names and Addresses of the Chairman of the Board,
the President and Chief Executive Officer,
and the Corporate Secretary
The names and post-office addresses of the Corporation’s Chairman of the Board, the President and Chief Executive Officer, and the Corporate Secretary at the time of adoption of these Amended Articles are as follows:

Name	Number and Street	City and State

John W. Fisher, Chairman of the Board	345 South High Street	Muncie, Indiana
Richard M. Ringoen, President and Chief Executive Officer	345 South High Street	Muncie, Indiana
George A. Sissel, Corporate Secretary”	345 South High Street	Muncie, Indiana

Corrected Statement:

“ARTICLE XII
Names and Business Addresses of the Secretary
and the Highest Executive Officer of the Corporation
The names and business addresses of the Corporation’s secretary and the Corporation’s highest executive officer, as of the filing date of the Corporation’s last Biennial Report filed with the Indiana Secretary of State in accordance with Indiana Code Section 23-1-53-3, are as set forth in such report.”

4.           The incorrect statements identified above are incorrect for the following reasons:

Article IV of the Amended Articles of Incorporation contains an inaccurate statement as it identifies the Corporation’s principal office as the prior location in Muncie, Indiana and not the current location of the principal office at 10 Longs Peak Dr., Broomfield, Colorado, 80021.  The provision of the Amended Articles of Incorporation stating the location of the principal office dates back to the filing of amended articles of incorporation on April 29, 1985 under the prior corporate statute.  Under the current applicable provisions of the Indiana Business Corporation Law, the term “principal office” means the office (in or out of Indiana) so designated in the annual or biennial report where the principal executive offices of the corporation are located.  IC 23-1-20-19.  Under IC 23-1-53-3, the Corporation is required to deliver a biennial report to the Secretary of State setting forth the address of its principal office, as so defined, which the Corporation duly filed, identifying the current address of its principal office as noted above.

The portions of Articles IV, XI (as renumbered as a result of the Articles of Amendment filed earlier on the date hereof) and XII (as renumbered as a result of the Articles of Amendment filed earlier on the date hereof) identifying the names and relevant addresses of the Corporation’s resident agent (the term “registered” agent now being used under the Indiana Business Corporation Law), directors and officers, respectively, are likewise stale and inaccurate.  The introductory language to the Amended Articles of Incorporation, as amended, provides that “[t]he exact text of the entire Amended Articles of Incorporation of the Corporation, as amended (hereinafter referred to as the “Amended Articles”), is as follows: . . . .”  Notably, the definition of Amended Articles, as written, makes reference to subsequent text constituting the articles of incorporation, however that subsequent text was thereafter amended by several filed amendments.  Therefore, the language within Articles IV, XI and XII referring to the “time of adoption of these Amended Articles” grammatically refers to certain provisions that were adopted at later dates, including the date of the last amendment of the Amended Articles of Incorporation.  Thus, as of the date hereof, being the date of the last amendment to the Amended Articles of Incorporation, the information contained in Articles IV, XI and XII, as applicable, is incorrect.

The Corporation notes that it has on file with the Indiana Secretary of State (i) the correct address of the Corporation’s principal office and the address of the Corporation’s registered office and the name of its registered agent at that office in Indiana, (ii) correct names and business addresses of the Corporation’s directors and (iii) correct names and business addresses of the Corporation’s secretary and the Corporation’s highest executive officer.  In addition, the Corporation has filed with the U.S. Securities & Exchange Commission various periodic and other reports required by the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, which identify, as applicable, the address of the Corporation’s principal executive office and the names of its then-current directors and officers.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer acting for and on behalf of Ball Corporation, verifies and affirms, subject to the penalties of perjury, that the facts contained herein are true and has caused these Articles of Correction to be executed.

Dated this 26th day of June, 2015.

Ball Corporation, an Indiana corporation

By:	/s/ Charles E. Baker

Printed:	Charles E. Baker

Title:	Vice President

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